Exhibit 4.2

FORM OF

PSAV, INC.

STOCKHOLDERS’ AGREEMENT

Exhibit A – Form of Registration Rights Agreement

Exhibit B – Form of Director & Officer Indemnification Agreement

ii

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is made as of [•], among (i) PSAV, Inc. (the “Company”); (ii) the GS Investor Group; and (iii) the Olympus Investor Group (each of the GS Investor Group and the Olympus Investor Group, an “Investor” and collectively, the “Investors”).

WHEREAS, certain of the Stockholders and PSAV Holdings LLC, a Delaware limited liability company, were party to an Amended and Restated Limited Liability Company Agreement of PSAV Holdings LLC, dated as of January 24, 2014 (as amended, the “LLC Agreement”); and

WHEREAS, in connection with the consummation by the Company of an initial public offering of its Shares (the “IPO”), the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to their ownership of Shares after consummation of the IPO.

THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control,” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes hereof, none of the Investors, the Company, or any of their respective Subsidiaries shall be considered Affiliates of any portfolio operating company in which the Investors or any of their investment fund Affiliates have made a debt or equity investment, and none of the Investors or any of their Affiliates shall be considered an Affiliate of (a) the Company or any of its Subsidiaries or (b) each other.

“Applicable Contract” has the meaning set forth in Section 6.10(b)(i).

“Agreement” means this Stockholders’ Agreement, as the same may be amended, supplemented, restated or modified.

“Banking Regulations” means all federal, state and foreign Laws applicable to banks, bank holding companies and their subsidiaries and Affiliates, including without limitation, the Bank Holding Company Act, the Federal Reserve Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Beneficial Ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that no Stockholder shall be deemed to beneficially own any securities of the Company held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition which shall be deemed to be read for this purpose without the proviso hereto).

“Board” means the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in New York, New York.

“Company” has the meaning set forth in the Preamble.

“Company Group” has the meaning set forth in Section 6.6(a).

“Coordination Committee” has the meaning set forth in Section 4.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time.

“GS Investor Group” means, collectively, Broad Street Principal Investments, L.L.C., Bridge Street 2013 Holdings L.P., MBD 2013 Holdings L.P. and any of their respective Affiliates who beneficially own Shares from time to time.

“Indemnified Liabilities” has the meaning set forth in Section 6.6.

“Indemnified Party” has the meaning set forth in Section 6.6.

“Indemnitees” has the meaning set forth in Section 6.6.

“IPO” has the meaning set forth in the Recitals.

“International Trade Laws” has the meaning set forth in Section 6.10(a)(i).

“Investors” has the meaning set forth in the Preamble. For purposes of clarity, there are two Investors: the GS Investor Group, which shall collectively be deemed an “Investor”, and the Olympus Investor Group, which shall collectively be deemed an “Investor”. Any determination, appointment, designation, consent or approval to be made, given or withheld by the GS Investor Group in its capacity as an Investor under this Agreement shall be made, given or withheld by Broad Street Principal Investments, L.L.C. (or its successor) and any determination, appointment, designation, consent or approval to be made, given or withheld by the Olympus Investor Group under this Agreement shall be made, given or withheld by Olympus Growth Fund VI, L.P. (or its successor).

“Investor Director Designee” has the meaning set forth in Section 3.1(a).

“Investor Ownership Percentage” means, as of any determination date with respect to an Investor, a fraction (expressed as a percentage), with the numerator being the aggregate number of Shares beneficially owned by such Investor and its Affiliates, and the denominator of which is the aggregate number of Shares beneficially owned by such Investor and its Affiliates immediately following the consummation of the IPO (including any additional closing(s) pursuant to the underwriters’ of the IPO option to purchase additional shares).

“Law,” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, including, without limitation, Banking Regulations, and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“LLC Agreement” has the meaning set forth in the Recitals.

“Management Agreement” means that certain agreement among Goldman, Sachs & Co, Olympus Advisors LLC, PSAV Holdings LLC and certain Subsidiaries of PSAV Holdings LLC, dated as of January 24, 2014, pursuant to which Goldman, Sachs & Co and Olympus Advisors LLC provided monitoring, advisory or similar services to PSAV Holdings LLC and its Subsidiaries.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by Law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Olympus Investor Group” means, collectively, Olympus Growth Fund VI, L.P. and any of its Affiliates who beneficially own Shares from time to time.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, as modified by Section 3(42) of ERISA, or any successor regulations.

“Proprietary Information” has the meaning set forth in Section 6.9.

“Public Offering” means any public offering and sale of equity securities of the Company or any successor to the Company for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Reimbursable Expenses” has the meaning set forth in Section 6.5.

“Representatives” has the meaning set forth in Section 6.9(i).

“Rule 144” means Rule 144 under the Securities Act (or any successor rule or regulation).

“SEC” means the United States Securities and Exchange Commission.

“Section 13(r)” has the meaning set forth in Section 6.10(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Share Equivalents” means, for a Person or Persons, (a) Shares Beneficially Owned as of such determination date by such Person or Persons, and (b) the number of Shares issuable upon exercise, conversion or exchange of any security that is currently exercisable for, convertible into or exchangeable for, on any such date of determination, Shares without payment to the Company of any additional consideration.

“Shares” means shares of common stock, par value $0.01 per share, of the Company, and any securities into which such shares of common stock shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of common stock.

“Stockholder” means each member of the GS Investor Group and Olympus Investor Group who owns Shares.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.

“Transfer” means, with respect to any Share Equivalents, a direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Share Equivalents, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law; provided, that a Transfer shall not include any direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of Share Equivalents as a result of any direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of (a) of an interest in The Goldman Sachs Group, Inc., including the grant of an option or other right, whether voluntarily, involuntarily or by operation of Law or (b) of a limited partnership interest in Olympus Growth Fund VI, L.P. or any membership interest in OGP VI, LLC, including the grant of an option or other right, whether voluntarily, involuntarily or by operation of Law.

“Transferred”, “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer.”

Section 1.2. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. Except as otherwise set forth herein, Shares underlying unexercised options that have been issued by the Company shall not be deemed “outstanding” for any purposes in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, hereby represents and warrants to the Company, and each other Stockholder that on the date hereof:

(a) This Agreement has been duly authorized, executed and delivered by such Stockholder and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(b) The execution, delivery and performance by such Stockholder of this Agreement and the agreements contemplated hereby and the consummation by such Stockholder of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law, rule or regulation applicable to such Stockholder or his or her properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Stockholder or his or her properties or assets; or (iii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which such Stockholder is a party or by which such Stockholder or his or her properties or assets are bound.

(c) Such Stockholder understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, Shares must be held indefinitely.

Section 2.2. Entitlement of the Company and the Stockholders to Rely on Representations and Warranties. The representations and warranties contained in Section 2.1 may be relied upon by the Company, and by the other Stockholders, in connection with the entering into of this Agreement. Without limiting the foregoing, each Stockholder agrees to give the Company prompt written notice in the event that any representation of such Stockholder contained in Section 2.1 ceases to be true at any time following the date hereof.

Section 2.3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders that as of the date of this Agreement:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

(b) This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally and by equitable principles of general applicability;

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of Law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents or any agreement or instrument to which the Company is a party or by which it is bound; and

ARTICLE III

MANAGEMENT

Section 3.1. Composition of the Board of Directors.

(a) Concurrently with the effectiveness of this Agreement, the GS Investor Group and the Olympus Investor Group shall each have the right to designate the number of directors specified in the table below to the Board based on their respective Investor Ownership Percentage (any individual designated by the GS Investor Group or the Olympus Investor Group, as applicable, an “Investor Director Designee”). The Company and each of the GS Investor Group and the Olympus Investor Group shall take all Necessary Action to cause the Investor Director Designees to be elected and/or appointed to the Board.

Investor Ownership Percentage	Number of Investor Director Designees
50% or greater	3
Less than 50% but greater than or equal to 25%	2
Less than 25% but greater than or equal to 15%	1
Less than 15%	0

(b) As of the date hereof, the directors designated for appointment to the Board (i) by the GS Investor Group shall be [•], designated as a Class III Director, [•], designated as a Class II Director, and [•], designated as a Class I Director and (ii) by the Olympus Investor Group shall be [•], designated as a Class III Director, [•], designated as a Class II Director, and [•], designated as a Class I Director.

(c) If the number of individuals that an Investor has the right to designate to the Board is decreased pursuant to Section 3.1(a), then the corresponding number of director designees of such Investor shall immediately resign from the Board, and the Company and the Investors shall be immediately required to take any and all actions necessary or appropriate to cooperate in ensuring the removal of such individual. Except as provided above, each Investor shall have the sole and exclusive right to immediately remove its respective designees to the Board, as well as the exclusive right to designate the person to fill vacancies (serving in the same class as the predecessor) that remain open by not designating a director initially or that are created by reason of death, removal or resignation of such designees.

(d) No Stockholder shall take any action with respect to the Company that would be inconsistent with the provisions of this Agreement.

(e) The Company and its Subsidiaries shall reimburse the Investor Director Designees for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of directors of any of the Company’s Subsidiaries, and any committees thereof, including without limitation travel, lodging and meal expenses, in accordance with the Company’s reimbursement policies.

(f) The Company and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of each of the Company’s Subsidiaries. The Company and its Subsidiaries shall enter into director and officer indemnification agreements substantially in the form attached at Exhibit B hereto, with each of the Investor Director Designees.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1. Coordination Committee; Transfer Restrictions.

(a) The Company shall create a coordination committee (the “Coordination Committee”), which shall not be a committee of the Board, and will maintain such committee for so long as required pursuant to Section 4.1(b) or until disbanded with the written consent of each Investor. The Coordination Committee shall, as provided in Section 4.1(b), facilitate coordination of (i) dispositions of Shares held by the Investors pursuant to Rule 144, or (ii) any distributions of any Shares by any Investor to its investors. The Investors each shall be permitted to designate an equal number of representatives (who may, but need not, be a director of the Company) to participate on the Coordination Committee, and shall be permitted to remove and replace such designee from time to time. The procedures governing the conduct of the Coordination Committee shall be established from time to time by the written consent of each Investor. The Coordination Committee shall meet as needed. The Coordination Committee shall notify the Company of any disposition or distribution of Shares which is effected and of which such committee has been notified. If requested by Company (and at the expense of the Company) any such disposition or distribution shall be supported by an opinion of reputable counsel acceptable to the parties retained by the Investors as to applicability of the Securities Act and any applicable exemptions thereunder. The Company shall not be required to forego, delay or abandon any business opportunity to enable any Investor to effectuate a disposition or distribution.

(b) For so long as the Investors beneficially own, in the aggregate, at least 50% of the outstanding Shares, any Investor wishing to (i) Transfer any Shares pursuant to Rule 144 or (ii) distribute any Shares to such Investor’s investors, shall consult with the Coordination Committee prior to taking such action or entering into any definitive agreement with respect to such action, and shall use reasonable efforts to minimize any adverse impact to the other Investor in respect of such Transfer or distribution.

ARTICLE V

REGISTRATION RIGHTS

The Company shall grant to each of the Investors and certain other stockholders of the Company the registration rights set forth in the Registration Rights Agreement in Exhibit A hereto.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1. Exculpation Among Investors. Each Stockholder acknowledges that it is not relying upon any person, firm or corporation, other than the public information filed by the Company with the SEC relating to its Shares, in making its investment or decision to sell, retain or further invest in the Company. Each Stockholder agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

Section 6.2. No Fiduciary Duty; Investment Banking Services. The parties hereto acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of Goldman, Sachs & Co. or any of its Affiliates or Olympus Partners or any of its Affiliates to the Company or the Stockholders. Notwithstanding anything to the contrary herein or any actions or omissions by representatives of Goldman, Sachs & Co. or any of its Affiliates or Olympus Partners or any of its Affiliates in whatever capacity, including as a director or observer to the Board, it is understood that Goldman, Sachs & Co. or any of its Affiliates or Olympus Partners or any of its Affiliates is not acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

Section 6.3. Obligation to Update Investors. The Company shall keep the Investor Director Designees informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, and shall reasonably cooperate with the Investors, their members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to the Investors or their Affiliates that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).

Section 6.4. Logo of the Company and its Subsidiaries. The Company grants the Investors permission to use the Company’s and its Subsidiaries’ names and logos in the Investors’ or their respective Affiliates’ marketing materials solely to reflect that Company is, or was, at one time a portfolio company of the Investor. The Investors or their respective Affiliate, as applicable, shall include a trademark attribution notice giving notice of the Company’s or its Subsidiaries’ ownership of its trademarks in the marketing materials in which the Company’s or its Subsidiaries’ names and logos appear.

Section 6.5. Expenses. The Company will pay (or cause to be paid) to an Investor (or an Affiliate thereof) on demand all Reimbursable Expenses whether incurred prior to or following the date of this Agreement. As used herein, “Reimbursable Expenses” means, all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of, and any amounts paid in respect of indemnities in favor of, any attorneys, accountants, consultants and other third parties) incurred by such Investor or an Affiliate thereof (i) on behalf of the

Company (with the Company’s consent), (ii) in connection with any services provided by such Investor or its Affiliates to the Company or any of its Affiliates from time to time or (iii) in connection with such Investor’s enforcement of rights or taking of actions under this Agreement, the constitutive documents of the Company or any of its Subsidiaries, or any transaction or agreement to which the Company or any of its Subsidiaries is a party.

Section 6.6. Indemnity and Liability.

(a) The Company hereby indemnifies and agrees to exonerate and hold each of the Investors and each of its respective shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees, representatives, and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees, representatives, and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement and may specifically enforce the Company’s obligations hereunder, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses or any other amounts in connection therewith, including without limitation all actual out-of-pocket attorneys’ fees and expenses (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, arising out of, or in any way relating to (i) the Purchase Agreement (as defined in the LLC Agreement) or the transactions contemplated by the Purchase Agreement, (ii) services provided by any Investor to the Company or to the Company or any of the Company’s Subsidiaries (collectively, the “Company Group”), including, without limitation, services provided under the Management Agreement, (iii) this Agreement, except for any breach of this Agreement by such Investor or such Investor’s respective Indemnitee, or (iv) any claim, cause of action or suit against the Investor or any Indemnitee solely by reason of the Investor’s status as a stockholder of the Company and which arises out of or relates to actions, liabilities or losses of the Company or its Subsidiaries, but not including any Indemnified Liabilities arising from or primarily related to such Indemnitee’s willful misconduct, fraud or gross negligence, or filings with the SEC describing its ownership in the Company, or in connection with any Public Offering where information provided by an Investor is the cause of any claim relating to that Public Offering. If and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable Law. For purposes of this Section 6.6, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be repaid by such Indemnitee to the Company.

(b) Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim, suit, investigation or proceeding in which the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party. An Indemnified Party shall have the right to employ separate counsel at the expense of the Company and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, suit, investigation, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, suit, investigation, action or proceeding.

(c) The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or regulation. The Company hereby agrees that it is the indemnitor of first resort (i.e., its obligations to any Indemnitee under this Agreement are primary and any obligation of any Investor (or any Affiliate thereof (other than the Company)) to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessment and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by Indemnitee are secondary), and if any Investor (or any Affiliate thereof other than the Company) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with any Indemnitee, then (i) such Investor shall be fully subrogated to all rights of Indemnitee with respect to such payment, and (ii) the Company shall reimburse such Investor (or such other Affiliate) for the payments actually made. The Company hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each of its Affiliates not to exercise), any claims or rights that the Company may now have or hereafter acquire against any Indemnitee (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of the Company’s obligations under this Agreement or under any indemnification obligation (whether pursuant to any other contract, any organizational document or otherwise), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Indemnitee against any Indemnitee, whether such claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right. Except as specifically provided otherwise in this Agreement, none of the Indemnitees will be liable to the Company or any of its Affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute willful misconduct, fraud or gross negligence.

Section 6.7. Compliance Covenants. For so long as the GS Investor Group (together with any Affiliates) are deemed to control the Company for purposes of any Banking Regulation, the parties hereto agree as follows:

(a) the Company shall, and shall cause its Subsidiaries to, take all actions that the GS Investor Group may reasonably request to cause any material legal, regulatory or internal control deficiencies and violations of policies and procedures to be promptly remedied; and

(b) the Company shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any shares of capital stock, or securities convertible into or exchangeable for shares of capital stock, of any bank holding company, non-U.S. or U.S., other depositary institution, or any company engaged in financial activity or any “covered fund” as defined in Section 13.7 of the BHC Act.

Section 6.8. Access to Information and Personnel; Regulatory Examinations.

(a) For so long as either (x) an Investor is entitled to designate at least one Investor Director Designee pursuant to Section 3.1(a) or (y) it is necessary for an Investor’s investment in the Share Equivalents to qualify as a “venture capital investment” under the Plan Asset Regulations, the Company will deliver, or will cause to be delivered, the following to such Investor:

(i) unaudited consolidated quarterly financial reports of the Company and its consolidated subsidiaries prepared in accordance with GAAP for the first three fiscal quarters of each year, which shall be provided no later than the date upon which the Form 10-Q for the Company is due for such fiscal quarter;

(ii) audited consolidated annual financial reports of the Company and its consolidated subsidiaries prepared in accordance with GAAP, which shall be provided no later than the date upon which the Form 10-K for the Company is due for such fiscal year;

(iii) as soon as available after each month and in any event within fifteen (15) days after the date on which such information is delivered in final form to the Board, unaudited consolidated monthly financial reports of the Company and its consolidated subsidiaries prepared in accordance with GAAP;

(iv) the annual business plan (including operating budget and capital expenditure presented on a monthly basis); and

(v) such other information and data as the Investor may reasonably request in connection with their ownership of Shares, including, but not limited to any information necessary to assist such Investor in preparing their tax, regulatory or other similar filings or as otherwise required for administrative purposes.

(b) The Company shall, and shall cause its Subsidiaries to, provide the GS Investor Group and the Olympus Investor Group, as applicable, or any governmental authority having jurisdiction over the GS Investor Group or the Olympus Investor Group and their respective Affiliates or the Company full access to all books, records, policies and procedures, internal audit and compliance reports, and to officers, personnel, accountants and other representatives of the Company and its Subsidiaries and their respective businesses, whether located in the United States or outside the United States, including without limitation the right to audit any of such books, records, policies and procedures, and reports and to make copies therefrom. The Company shall provide the GS Investor Group and the Olympus Investor Group, as applicable, with access to any materials viewed by any governmental authority if requested by the GS Investor Group or the Olympus Investor Group and if permitted by applicable Law.

Section 6.9. Confidentiality. Each Stockholder shall maintain the confidentiality of any confidential and proprietary information of the Company and its Subsidiaries (“Proprietary Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except (i) for any Proprietary Information which is publicly available (other than as a result of dissemination by such Stockholder) or a matter of public knowledge generally, (ii) if the release of such Proprietary Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, following delivery of prior written notice to the Company (to the extent permitted under applicable Law), or (iii) for Proprietary Information that was known to such Stockholder prior to its disclosure by the Company, or becomes known by such Stockholder, in each case on a non-confidential basis, without, to such Stockholders’ knowledge, breach of any third party’s confidentiality obligations. Each Stockholder further acknowledges and agrees that it shall not disclose any Proprietary Information to any Person, except that Proprietary Information may be disclosed:

(i) to its and its Affiliates’ directors, officers, employees, stockholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in the normal course of the performance of their duties to the Investor or its Affiliates; provided such recipient agrees to be bound by a confidentiality agreement consistent with the provisions hereunder or is otherwise bound under Law or contract to a duty of confidentiality to the Investor or its Affiliate;

(ii) to any regulatory authority to which the Stockholder or any of its Affiliates is subject or with which it has regular dealings in connection with a general regulatory inquiry not specifically targeted at the Company; provided that to the extent legally permissible and practicable, the Stockholder give prior notice of such disclosure to the Company, and provided further, that such authority is advised of the confidential nature of such information;

(iii) to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Company, its Affiliates or any of its Representatives have provided to such Stockholder relating to such tax treatment and tax structure); provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information; or

(iv) if the prior written consent of the Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Proprietary Information in connection with the assertion or defense of any claim by or against the Company or any Stockholder.

Section 6.10. Regulatory Agreements.

(a)	International Trade.

(i) The Company shall, and shall cause all of its controlled Affiliates to, comply with all applicable Laws related to international trade, including, but not limited to, Title 19 of the U.S. Code of Federal Regulations; the Export Administration Regulations, 15 C.F.R. Parts 730-774; Section 38 of the Arms Export Control Act, 22 U.S.C. § 2778; the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130; the Trading with the Enemy Act, 50 U.S.C. App. §§ 5, 16; the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; 31 C.F.R. Parts 500-598; the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff; and any similar or successor provisions to any such Laws (collectively, “International Trade Laws”).

(ii) Affiliates of the GS Investor Group are required to disclose under Section 13(r) of the Exchange Act (“Section 13(r)”) whether any of their affiliates have engaged during the calendar year in certain Iran-related activities, including those targeted under the Iran Sanctions of Act of 1996 and other Iran-related Laws. At any time that the GS Investor Group owns more than 15% of the outstanding Shares, to the extent that the Company, or its controlled Affiliates, officers or directors are, or become, engaged in any activities that would be reportable by the Company if the Company was required to make a disclosure under Section 13(r), the Company shall promptly upon becoming aware of such information disclose such information in writing to the GS Investor Group in sufficient detail in order that Affiliates of the GS Investor Group can timely satisfy their own disclosure obligations under Section 13(r).

(iii) At any time that the GS Investor Group owns more than 15% of the outstanding Shares, after the end of each calendar year, but in no event later than fifteen (15) days after the end of each calendar year, the Company shall provide a written certification to the GS Investor Group that it and its controlled Affiliates, officers and directors have disclosed to the GS Investor Group all activities contemplated by this Section 6.10.

(iv) (A) The Company shall use reasonable best efforts to implement suitable written, risk-based compliance procedures and related training regarding International Trade Laws and (B) as soon as practicable after the date hereof, but in no event later than thirty (30) days after the date hereof, the Company shall implement suitable written, risk-based compliance procedures and related training regarding procedures for the collection of data and other information required under Section 13(r) from its controlled Affiliates, officers and directors.

(b)	Position Limits.

(i) In the event that the Company or any of its Subsidiaries wishes to transact in any futures, option, swap or similar contract which is subject to an applicable position limit established by any governmental authority (an “Applicable Contract”), the Company will provide the Investors at least twenty (20) Business Day’s written notice prior to the date upon which the Company or its Subsidiary, as applicable, intends to commence transacting in any such Applicable Contract and will provide the Investors any information regarding such trading that is reasonably necessary to enable the Investors and their Affiliates to comply with applicable laws on an ongoing basis upon request.

(ii) In addition to the foregoing, in the event that the Company or any of its Subsidiaries wishes to transact in any Applicable Contract, the Company or its Subsidiary, as applicable, shall implement suitable written policies and procedures which will ensure that such Person’s positions in such Applicable Contracts are not aggregated with Goldman’s positions in such Applicable Contracts pursuant to applicable Laws, including but not limited to, complying with the standards for trading independence set forth in Rule 150.3(a)(4)(i), 17 CFR §150.3(a)(4)(i), as the same may be amended, supplemented or superseded, in the future.

(c) Political Action Committees; Financing. The Company shall not, and shall cause its controlled Affiliates and officers, directors and employees acting on behalf of the Company or any of its controlled Affiliates not to, maintain, form, sponsor or in any way contribute money or anything of value to, any political action committee or political candidate, including any state, district, local or national party committee, without the prior written consent of the GS Investor Group and the Olympus Investor Group.

(d) Conflict Mineral Rules and Resource Extraction Rules. At any time that the GS Investor Group owns more than 15% of the outstanding Shares, the Company shall, and shall cause its controlled Affiliates and officers, directors and employees acting on behalf of the Company or any of its controlled Affiliates to, notify the GS Investor Group if such Person engages or proposes to engage in any activities that could require disclosure by the GS Investor Group or any of its Affiliates under any rules for reporting companies relating to the use of “conflict minerals” as a “resource extraction issuer”, in each case, pursuant to the Dodd Frank Act.

Section 6.11. Non-Promotion. From and after the date hereof, neither the Company nor any of its Subsidiaries shall, without the prior written consent of the GS Investor Group or the Olympus Investor Group, as applicable, (a) use in advertising or publicity, or otherwise publicly use, the name of the GS Investor Group or the Olympus Investor Group or any of their respective Affiliates, or any partner or employee of the GS Investor Group or the Olympus Investor Group or any of their respective Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the GS Investor Group or the Olympus Investor Group or any of their respective Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company or any of its Subsidiaries has been approved or endorsed by the GS Investor Group or the Olympus Investor Group or any of their respective Affiliates.

Section 6.12. Certain Other Matters.

(a) Neither the Company nor any of its Subsidiaries shall enter into any contract, agreement, arrangement or understanding containing any provision or covenant that purports to, or could reasonably be expected to, limit in any respect the ability of any Investor or any of their respective Affiliates or portfolio companies to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business, (iii) compete with or obtain products or services from any Person or (iv) provide products or services to the Company or any of its Subsidiaries.

(b) Notwithstanding anything in this Agreement, none of the provisions of this Agreement, other than the confidentiality provisions contained herein, shall in any way limit any Affiliate or portfolio company of any Investor from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business. Notwithstanding anything to the contrary set forth in this Agreement, the restrictions contained in this Agreement shall not apply to any Share Equivalents acquired by any of Affiliates of the GS Investor Group following the IPO in the ordinary course of such Affiliates other businesses and other than for investment purposes.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Freedom to Pursue Opportunities.

(a) The parties expressly acknowledge and agree that: (i) each of the Investors, their respective Affiliates and associated funds, including directors and officers of the Company, has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person, including those lines of business deemed to be competing with the Company or any of its Subsidiaries; (ii) none of the Company, any of its Subsidiaries or any Stockholder shall have any rights in and to the business ventures of any Investor, its Affiliates and associated funds, including directors and officers of the Company, or the income or profits derived therefrom; (iii) each of the Investors, their respective Affiliates and associated funds, including directors and officers of the Company, may do business with any potential or actual customer or supplier of the Company or any of its Subsidiaries or may employ or otherwise engage any officer or employee of the Company or any of its Subsidiaries; and (v) in the event that an Investor, director or officer of the Company, any of such Investor’s respective Affiliates or associated funds acquires knowledge of a potential transaction or matter that may be an opportunity for the Company, any of its Subsidiaries, or any other Stockholder, such Investor, director or officer of the Company, such Investor’s Affiliates or associated funds shall have no fiduciary duty or other duty (contractual or otherwise) to communicate or present such opportunity to the Company, any of its Subsidiaries, any other Stockholder, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, any of its Subsidiaries, any other Stockholder (and their respective Affiliates) for breach of any fiduciary duty or other duty (contractual or otherwise) by reason of the fact that such Investor, Affiliate, associated fund, director or officer directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company, any of its Subsidiaries, or any other Stockholder. For the avoidance of doubt, this Section 7.1 shall not apply to any directors of the Company or any of its Subsidiaries that are not also Investor Director Designees. For the avoidance of doubt, any actions taken, directly or indirectly, by any publicly traded Affiliate (or any of its officers, directors or employees) of an Investor shall not be deemed to be an action taken by such Investor.

(b) Each Stockholder (for itself and on behalf of the Company) hereby, to the fullest extent permitted by applicable Law, acknowledges and agrees that, (i) in the event of any conflict of interest between the Company or any of its Subsidiaries, on the one hand, and any Stockholder, on the other hand, such Stockholder (or the Investor Director Designees appointed by such Stockholder acting in their capacity as a director) may act in such Stockholder’s best interest and (ii) no Stockholder (or the Investor Director Designees appointed by such Stockholder acting in their capacity as a director), shall be obligated (A) to reveal to the Company or any of its Subsidiaries confidential information belonging to or relating to the business of such Stockholder or (B) to recommend or take any action in its capacity as such Stockholder or Investor Director Designee, as the case may be, that prefers the interest of the Company or any of its Subsidiaries over the interest of such Stockholder or Investor Director Designee, as the case may be. For the avoidance of doubt, to the extent any provision of this Section 7.1(b) conflicts with any provision of the Company’s code of conduct policy (or similar policy), the provisions of this Section 7.1(b) shall control.

Section 7.2. Entire Agreement. This Agreement, together with the Registration Rights Agreement in Exhibit A hereto, and all of the other exhibits, annexes and schedules hereto and thereto constitute the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, without limitation, the by-laws of any company, this Agreement shall govern as among the parties hereto.

Section 7.3. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.

(b) Any claim, action, suit or proceeding (whether in contract or tort) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(c) Subject to applicable Law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable Law, each party agrees that service of process on such party as provided in Section 7.9 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 7.4. Obligations; Remedies. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that the Company or any Stockholder may in its sole discretion apply to any court of Law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

Section 7.5. Amendment and Waiver.

(a) The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of each Investor. If requested by the Investors, the Company agrees to execute and deliver any amendments to this Agreement which are not adverse to Company or its public stockholders to the extent so requested by the Investors in connection with the addition of (i) a transferee of Share Equivalents or (ii) a recipient of any newly-issued Share Equivalents as a party hereto; provided that such amendments are in compliance with the provisos set forth in the immediately foregoing sentence and the terms of this Agreement. Any amendment, modification or waiver effected in accordance with the foregoing shall be effective and binding on the Company.

(b) Any failure by any party at any time to enforce any of the provisions of this Agreement, or single or partial enforcement of any rights, powers or remedies conferred by this Agreement, shall not be construed a waiver of such provision or any other provisions hereof, or preclude any other or further exercise thereof.

Section 7.6. Binding Effect; Assignment. The rights and obligations under this Agreement shall not be assignable without the prior written consent of the Investors, and any attempted assignment of rights or obligations in violation of this Section 7.6 shall be null and void.

Section 7.7. Termination. This Agreement shall terminate automatically (without any action by any party hereto) as to each Investor when such Investor ceases to hold any Shares. In the event of any termination of this Agreement as provided in this Section 7.7, this Agreement shall forthwith become wholly void and of no further force or effect (except for the Sections enumerated in the preceding sentence as surviving and this Article VII) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article VII. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 7.8. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, by its acceptance of the benefits of this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Stockholders or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 7.9. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt):

if to the Company, to:

PSAV, Inc.

5100 N. River Road, Suite 300

Schiller Park, IL 60176

Attn: J. Whitney Markowitz

Facsimile:

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Facsimile: (212) 310-8007

if to the GS Investor Group, to:

Broad Street Principal Investments, L.L.C.

200 West Street

New York, New York 10282-2198

Attention: Bradley J. Gross

Facsimile: 212-357-5505

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Facsimile: (212) 310-8007

if to the Olympus Investor Group, to:

Olympus Growth Fund VI, L.P.

Metro Center

One Station Place

Stamford, CT 06902

Attention: Evan Eason

Facsimile: (203) 353-5910

with a copy (which shall not constitute written notice) to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60622

Attention: John A. Schoenfeld

Benjamin P. Clinger

Facsimile: (312) 862-2200

or to such other address as may be designated by such party in writing to the Company. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

Section 7.10. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, then, so long as no party is deprived of the benefits of this Agreement in any material respect, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 7.11. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereto.

Section 7.12. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and, except as provided in Section 6.6 and Section 7.8, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.13. Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 7.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.14.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

PSAV, INC.

By:
Name:
Title:

BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

By:
Name:
Title:

MBD 2013 HOLDINGS L.P.

By:
Name:
Title:

BRIDGE STREET HOLDINGS 2013, L.P.

By:
Name:
Title:

OLYMPUS GROWTH FUND VI, L.P.

By: OGP VI, LLC, its general partner

By:
Name:
Title:

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

TO STOCKHOLDERS’ AGREEMENT

EXHIBIT B

FORM OF DIRECTOR & OFFICER INDEMNIFICATION AGREEMENT

TO STOCKHOLDERS’ AGREEMENT

EXHIBITS TO STOCKHOLDERS’ AGREEMENT